Manchester Appoints Lawrence A. Taylor
Thursday April 20, 9:00 am ET

DALLAS, April 20, 2006 (PRIMEZONE) - Manchester, Inc. (OTCBB: MNCS) is pleased to welcome Mr. Lawrence A. Taylor, CPA to the Company. Mr. Taylor has agreed to become Chief Financial Officer as soon as adequate directors and officers insurance is in place. The Company expects to receive several insurance quotes and obtain coverage very shortly. In the interim, Mr. Taylor will act as a consultant to the Company and assist in the Company's efforts to establish its "Buy Here/Pay Here" auto dealerships. Mr. Taylor brings with him more than 13 years' experience in the transit industry, as well as extensive knowledge and experience in auditing, mergers and acquisitions, reporting, analysis, financial information technology systems, and SEC experience.

Prior to joining Manchester, Inc., Mr. Taylor previously served as Vice President and CFO for Digital Recorders, Inc. where he was responsible for negotiating significant revolving credit lines in Sweden and the U.S. to fund acquisitions and working capital. He was also instrumental in the successful acquisition of an international group of companies in Sweden, Germany, Brazil and Australia that resulted in more than a 50% increase in sales, and lead Strategic Business Planning for all U.S. and international entities, providing the framework for increasing shareholder value.

Before joining Digital Recorders, Inc., Mr. Taylor was Senior Vice President and CFO for Precept Business Products, Inc. a privately held holding company previously a subsidiary of Affiliated Computer Services, Inc. There, Mr. Taylor successfully negotiated significant revolving credit lines with major Dallas banks to increase working capital, facilitate supplier discounts and provide cash for acquisitions. He also amended prior years corporate income tax returns that helped realize more than a $700,000 refund, implemented a fully integrated information and computer system to improve financial reporting, increase inventory turns, decrease delinquent accounts and identify profit centers, and lead the acquisition of three additional companies which increased sales by 40%.

Prior to Precept Business Products, Mr. Taylor was the V.P. and Group Controller for Mark IV Industries, Inc. Transportation Products Group. Mr. Taylor was the key figure in establishing the platform for growth that enabled sales to increase from $100 million to over $200 million, designed and implemented personal computer based communications and reporting systems for all European and North American divisions, including foreign currency translations that increased period closing and consolidations, and increased the bottom line more than $5,000,000 through the elimination of redundant operations and administrative overhead.

Mr. Taylor is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Financial Executives Institute (both Dallas and National).

The Company expects Mr. Taylor's experience to be of significant value to the Company in multiple respects, including growing and managing the Company, facilitating future acquisitions and providing professional oversight in regard to the Company's internal accounting controls and procedures.

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As part of Mr. Taylor's compensation package, he has been granted options to purchase 100,000 shares of Manchester, Inc. stock at $4.65 per share.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any prospective transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

Contact: Manchester, Inc.
         Investor Relations
         (866) 230-1805